ION reports third quarter 2015 results
Revenues of $66.7 million and adjusted EPS of $(0.10)

HOUSTON – November 4, 2015 – ION Geophysical Corporation (NYSE: IO) today reported third quarter 2015 net loss of $20.4 million, or $(0.12) per share. The third quarter results were impacted by special items totaling $3.5 million, or $(0.02) per share, primarily related to severance charges. Excluding special items, the Company’s third quarter adjusted net loss was $16.9 million, or $(0.10) per share, on revenues of $66.7 million, compared to a net loss of $24.5 million, or $(0.15) per share, on revenues of $106.5 million in third quarter 2014. A reconciliation of special items to 2015 and 2014 can be found in the financial tables of this press release.
At September 30, 2015, the Company’s total liquidity was $128.2 million consisting of cash and cash equivalents of $88.2 million and the $40.0 million available on the Company’s recently amended revolving credit facility. The Company consumed cash before financing activities of $80.5 million during the first nine months of 2015 and generated cash before financing activities of $36.0 million in the prior year period. The Company reported a positive Adjusted EBITDA for third quarter 2015 of $7.5 million, compared to $13.0 million one year ago. Year-to-date 2015 Adjusted EBITDA was $(60.0) million, compared to $83.0 million in the prior year period. A reconciliation of Adjusted EBITDA can be found in the financial tables of this press release.
Brian Hanson, ION’s President and Chief Executive Officer, commented, “We indicated on our second quarter earnings call that we anticipated our third quarter revenues to be up over the first two quarters primarily as a result of beginning data acquisition on our industry-funded MexicoSPANTM program. We completed acquisition in late October and are currently processing the data. Our clients are very pleased with the quality of the fast track data we have delivered so far.
“However, the virtual shutdown in exploration spending continues to have a negative impact on all parts of our business, and we are managing through this downturn by employing strict cost controls and spending discipline. During the quarter, we reduced our employee headcount by an additional 25% and implemented additional cost control measures. A majority of the reductions occurred in September and therefore had minimal cash savings impact on our third quarter. Once complete later this year, these additional cost controls will yield an estimated $40 million in annualized savings. While we have taken out cost across the company, we have appropriately scaled our businesses to reflect our current revenue streams while still maintaining all of our core capabilities. Consistent with our asset light strategy, we are ready to scale up or down as business dictates.
“In light of the current economic environment, we were successful in amending our credit facility with PNC bank. The amended credit facility has improved financial covenants, and we had full availability on the maximum $40.0 million borrowing capacity at the end of September.
“Looking ahead, we believe that the exploration landscape in 2016, as it impacts our business, will be similar to 2015. Our objective during this period is to maintain our strategic capabilities and advance our key R&D initiatives while minimizing our cash burn. We believe we have moved quickly and cut deep, as we currently do not expect to see early signs of recovery in our area of the industry until 2017.”
THIRD QUARTER 2015
The Company’s segment revenues for the third quarter were as follows (in thousands):

	Three Months Ended September 30,
	2015	2014	% Change
Solutions	$52,645	$45,859	15%
Systems	7,290	24,695	(70)%
Software	6,739	11,010	(39)%
Ocean Bottom Services	—	24,976	(100)%
Total	$66,674	$106,540	(37)%
Within the Solutions segment, new venture revenues were $26.7 million, a 44% increase from third quarter 2014; data library revenues were $15.3 million, an increase of over 350%; and data processing revenues were $10.7 million, a 56% decrease. While all businesses within the Solutions segment continue to be impacted by the slowdown in exploration spending, the increase in new venture and data library revenues was primarily related to the Company’s acquisition of its industry-funded MexicoSPANTM program and increased sales of its South American data libraries.
The decrease in Systems segment revenues was primarily due to a reduction in new marine positioning system sales and repair and replacement revenues attributable to reduced activity by seismic contractors as they have taken vessels out of service.
The decrease in Software segment revenues was primarily due to lower Orca® licensing revenues and, to a lesser extent, the effects of foreign currency translation. While Software segment revenues were down 39% year over year, the segment generated positive gross and operating margins of 65% and 36%, respectively, during the quarter.
The Company’s Ocean Bottom Services segment was impacted by OceanGeo’s crew being idle, resulting in a lack of revenue generation in third quarter 2015.
Consolidated gross margins were 17%, compared to 27% in third quarter 2014, and operating margins were (19)%, compared to (5)% in the prior year quarter. The decreases in gross and operating margins were driven by the significant decline in revenues within the Systems segment, the lack of revenues generated in the Ocean Bottom Services segment and, to a lesser extent, the decline in revenues within the Software segment. These decreases were partially offset by the increase in revenues within the Solutions segment and by the Company’s ongoing cost reduction efforts.
As the Company wrote its investment in INOVA Geophysical down to zero at the end of last year, the Company did not record any losses on its share of the joint venture in third quarter 2015, compared to its share of losses of $5.6 million in third quarter 2014.

YEAR-TO-DATE 2015
The Company’s segment revenues for the first nine months of the year were as follows (in thousands):

	Nine Months Ended September 30,
	2015	2014	% Change
Solutions	$93,994	$197,734	(52)%
Systems	27,733	71,948	(61)%
Software	22,320	31,582	(29)%
Ocean Bottom Services	—	71,454	(100)%
Total	$144,047	$372,718	(61)%
Within the Solutions segment, new venture revenues were $35.3 million, a 54% decrease from the first nine months of 2014; data library revenues were $24.9 million, a 17% decrease; and data processing revenues were $33.7 million, a 63% decrease. All businesses within the Solutions segment were impacted by the slowdown in exploration spending. Also, a portion of the year-over-year decline in data processing revenues was due to $15.0 million of revenues recognized in the first quarter 2014 for work performed in 2013 that did not recur in 2015.
The decrease in Systems segment revenues was primarily due to a reduction in new marine positioning system sales and repair and replacement revenues attributable to reduced activity by seismic contractors as they have taken vessels out of service.
Software segment revenues were down primarily due to lower Orca licensing revenues and, to a lesser extent, the effects of foreign currency translation. While Software segment revenues were down 29% year over year, the segment generated positive gross and operating margins of 64% and 35%, respectively, during the first nine months of 2015.
The Company’s Ocean Bottom Services segment was impacted by OceanGeo’s crew being idle, resulting in a lack of revenue generation in the first nine months of 2015.
Consolidated gross margins were (10)%, compared to 33% in the first nine months of 2014, and operating margins were (70)%, compared to 5% in the prior year period. The decreases in gross and operating margins were driven by the significant decline in revenues within the Solutions and Systems segments and, to a lesser extent, the Software segment, and from the lack of revenues generated in the Company’s Ocean Bottom Services segment.
For the first nine months of 2015, the Company reported a net loss of $19.6 million, or $(0.12) per share, compared to net income of $52.6 million, or $0.32 per diluted share, in the first nine months of 2014. Both periods included special items related to the reductions in the accrual for the WesternGeco legal matter, in addition to restructuring and other special items. Excluding these special items, in the first nine months of 2015, the Company reported an adjusted net loss of $113.2 million, or $(0.69) per share, compared to an adjusted net loss of $23.1 million, or $(0.14) per share, in the prior year period.

CONFERENCE CALL
The Company has scheduled a conference call for Thursday, November 5, 2015, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (877) 407-0672 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 19, 2015. To access the replay, dial (877) 660-6853 and use pass code 13621442#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.
About ION
ION is a leading provider of technology-driven solutions to the global oil & gas industry. ION’s offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit www.iongeo.com.
Contact
Steve Bate
Executive Vice President and Chief Financial Officer
+1.281.552.3011

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include future sales, earnings and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, sales expected to result from backlog, benefits expected to result from OceanGeo, expected outcome of litigation and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with pending and future litigation, including the risk that the Company does not prevail in its appeal of the judgment in the lawsuit with WesternGeco and that the ultimate outcome of the lawsuit could have a material adverse effect on the Company’s financial results and liquidity; the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; the performance of OceanGeo; the Company’s level and terms of indebtedness; competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2015.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Service revenues	$53,515	$71,923	$96,918	$272,386
Product revenues	13,159	34,617	47,129	100,332
Total net revenues	66,674	106,540	144,047	372,718
Cost of services	47,883	60,285	132,234	200,697
Cost of products	7,683	17,032	26,628	47,716
Gross profit (loss)	11,108	29,223	(14,815)	124,305
Operating expenses:
Research, development and engineering	6,537	10,910	21,496	30,254
Marketing and sales	6,904	8,480	23,375	27,610
General, administrative and other operating expenses	10,541	15,182	40,566	48,334
Total operating expenses	23,982	34,572	85,437	106,198
Income (loss) from operations	(12,874)	(5,349)	(100,252)	18,107
Interest expense, net	(4,854)	(5,048)	(14,086)	(14,779)
Equity in losses of investments	—	(5,558)	—	(9,027)
Other income (expense), net	(346)	(622)	98,035	73,970
Income (loss) before income taxes	(18,074)	(16,577)	(16,303)	68,271
Income tax expense	2,082	8,345	3,597	14,261
Net income (loss)	(20,156)	(24,922)	(19,900)	54,010
Net (income) loss attributable to noncontrolling interests	(227)	381	322	(1,384)
Net income (loss) attributable to ION	$(20,383)	$(24,541)	$(19,578)	$52,626
Net income (loss) per share:
Basic	$(0.12)	$(0.15)	$(0.12)	$0.32
Diluted	$(0.12)	$(0.15)	$(0.12)	$0.32
Weighted average number of common shares outstanding:
Basic	164,755	164,149	164,672	164,021
Diluted	164,755	164,149	164,672	164,326

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	September 30, 2015	December 31, 2014
Current assets:
Cash and cash equivalents	$88,239	$173,608
Accounts receivable, net	21,587	114,325
Unbilled receivables	32,387	22,599
Inventories	34,683	51,162
Prepaid expenses and other current assets	10,124	13,662
Total current assets	187,020	375,356
Deferred income tax asset	5,706	8,604
Property, plant, equipment and seismic rental equipment, net	77,081	69,840
Multi-client data library, net	135,907	118,669
Goodwill	26,809	27,388
Intangible assets, net	5,306	6,788
Other assets	9,380	10,612
Total assets	$447,209	$617,257
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$6,612	$7,649
Accounts payable	27,950	36,863
Accrued expenses	54,302	65,264
Accrued multi-client data library royalties	12,443	35,219
Deferred revenue	5,575	8,262
Total current liabilities	106,882	153,257
Long-term debt, net of current maturities	179,666	182,945
Other long-term liabilities	39,830	143,804
Total liabilities	326,378	480,006
Redeemable noncontrolling interest	1,200	1,539
Equity:
Common stock	1,648	1,645
Additional paid-in capital	892,007	887,749
Accumulated deficit	(753,987)	(734,409)
Accumulated other comprehensive loss	(13,564)	(12,807)
Treasury stock	(6,565)	(6,565)
Total stockholders’ equity	119,539	135,613
Noncontrolling interest	92	99
Total equity	119,631	135,712
Total liabilities and equity	$447,209	$617,257

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(19,900)	$54,010
Adjustments to reconcile net income (loss) to cash (used in) provided by operating activities:
Depreciation and amortization (other than multi-client data library)	19,660	20,989
Amortization of multi-client data library	24,531	46,014
Stock-based compensation expense	4,174	7,058
Reductions of accrual for loss contingency related to legal proceedings	(101,978)	(69,557)
Equity in losses of investments	—	9,027
Gain on sale of Source product line	—	(6,522)
Deferred income taxes	5,992	(1,536)
Change in operating assets and liabilities:
Accounts receivable	92,424	71,540
Unbilled receivables	(9,837)	(8,036)
Inventories	464	(4,272)
Accounts payable, accrued expenses and accrued royalties	(43,676)	(31,324)
Deferred revenue	(2,576)	(4,153)
Other assets and liabilities	(5,274)	3,738
Net cash (used in) provided by operating activities	(35,996)	86,976
Cash flows from investing activities:
Cash invested in multi-client data library	(28,152)	(57,340)
Purchase of property, plant, equipment and seismic rental assets	(17,601)	(6,842)
Repayment of advance to INOVA Geophysical	—	1,000
Net investment in and advances to OceanGeo B.V. prior to its consolidation	—	(3,074)
Net proceeds from sale of Source product line	—	14,394
Other investing activities	1,262	928
Net cash used in investing activities	(44,491)	(50,934)
Cash flows from financing activities:
Borrowings under revolving line of credit	—	15,000
Payments under revolving line of credit	—	(50,000)
Payments on notes payable and long-term debt	(5,431)	(11,737)
Costs associated with issuance of debt	(146)	(2,126)
Acquisition of non-controlling interest	—	(6,000)
Other financing activities	94	423
Net cash used in financing activities	(5,483)	(54,440)
Effect of change in foreign currency exchange rates on cash and cash equivalents	601	189
Net decrease in cash and cash equivalents	(85,369)	(18,209)
Cash and cash equivalents at beginning of period	173,608	148,056
Cash and cash equivalents at end of period	$88,239	$129,847

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net revenues:
Solutions:
New Venture	$26,650	$18,446	$35,315	$76,499
Data Library	15,302	3,262	24,948	30,104
Total multi-client revenues	41,952	21,708	60,263	106,603
Data Processing	10,693	24,151	33,731	91,131
Total	$52,645	$45,859	$93,994	$197,734
Systems:
Towed Streamer	$4,426	$13,666	$12,273	$35,782
Other	2,864	11,029	15,460	36,166
Total	$7,290	$24,695	$27,733	$71,948
Software:
Software Systems	$5,869	$9,922	$19,396	$28,384
Services	870	1,088	2,924	3,198
Total	$6,739	$11,010	$22,320	$31,582
Ocean Bottom Services	$—	$24,976	$—	$71,454
Total	$66,674	$106,540	$144,047	$372,718
Gross profit (loss):
Solutions	$11,294	$5,927	$(6,954)	$51,207
Systems	1,366	10,123	7,425	31,288
Software	4,399	8,326	14,197	23,388
Ocean Bottom Services	(5,951)	4,847	(29,483)	18,422
Total	$11,108	$29,223	$(14,815)	$124,305
Gross margin:
Solutions	21%	13%	(7)%	26%
Systems	19%	41%	27%	43%
Software	65%	76%	64%	74%
Ocean Bottom Services	—%	19%	—%	26%
Total	17%	27%	(10)%	33%
Income (loss) from operations:
Solutions	$768	$(5,960)	$(40,766)	$11,733
Systems	(1,295)	2,917	(2,660)	9,835
Software	2,444	6,227	7,874	16,985
Ocean Bottom Services	(7,289)	1,677	(34,856)	12,333
Corporate and other	(7,502)	(10,210)	(29,844)	(32,779)
Total	$(12,874)	$(5,349)	$(100,252)	$18,107
Operating margin:
Solutions	1%	(13)%	(43)%	6%
Systems	(18)%	12%	(10)%	14%
Software	36%	57%	35%	54%
Ocean Bottom Services	—%	7%	—%	17%
Corporate and other	(11)%	(10)%	(21)%	(9)%
Total	(19)%	(5)%	(70)%	5%

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term Adjusted EBITDA represents net income (loss) before interest expense, interest income, income taxes, depreciation and amortization, gain on sale of Source product line, and other similar non-cash charges including, without limitation, equity in losses of investments and the reductions of accrual for loss contingency related to legal proceedings. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because its management believes that Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss)	$(20,156)	$(24,922)	$(19,900)	$54,010
Interest expense, net	4,854	5,048	14,086	14,779
Income tax expense	2,082	8,345	3,597	14,261
Depreciation and amortization expense	20,736	18,961	44,191	67,003
Reductions of accrual for loss contingency related to legal proceedings	—	—	(101,978)	(69,557)
Equity in losses of investments	—	5,558	—	9,027
Gain on sale of Source product line	—	—	—	(6,522)
Adjusted EBITDA	$7,516	$12,990	$(60,004)	$83,001

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Special Items to Diluted Earnings (Loss) per Share
(Non-GAAP Measure)
(In thousands, except per share data)
(Unaudited)
The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information, additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is adjusted income (loss) from operations or adjusted net income (loss), which excludes certain charges or amounts. This adjusted income (loss) amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations, net income (loss) or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three and nine months ended September 30, 2015 and the nine months ended September 30, 2014:

	Three Months Ended September 30, 2015
	As Reported	Special Items		As Adjusted
Net revenues	$66,674	$—		$66,674
Cost of sales	55,566	(2,168)	(1)	53,398
Gross profit	11,108	2,168		13,276
Operating expenses	23,982	(1,711)	(1)	22,271
Loss from operations	(12,874)	3,879		(8,995)
Interest expense, net	(4,854)	—		(4,854)
Other expense, net	(346)	(295)	(2)	(641)
Income tax expense	2,082	122		2,204
Net loss	(20,156)	3,462		(16,694)
Net income attributable to noncontrolling interest	(227)	—		(227)
Net loss attributable to ION	$(20,383)	$3,462		$(16,921)
Net income (loss) per share:
Basic	$(0.12)			$(0.10)
Diluted	$(0.12)			$(0.10)
Weighted average number of common shares outstanding:
Basic	164,755			164,755
Diluted	164,755			164,755

	Nine Months Ended September 30, 2015				Nine Months Ended September 30, 2014
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$144,047	$—		$144,047	$372,718	$—		$372,718
Cost of sales	158,862	(3,981)	(3)	154,881	248,413	—		248,413
Gross profit (loss)	(14,815)	3,981		(10,834)	124,305	—		124,305
Operating expenses	85,437	(3,233)	(3)	82,204	106,198	—		106,198
Income (loss) from operations	(100,252)	7,214		(93,038)	18,107	—		18,107
Interest expense, net	(14,086)	—		(14,086)	(14,779)	—		(14,779)
Equity in losses of investments	—	—		—	(9,027)	—		(9,027)
Other income (expense), net	98,035	(100,360)	(4)	(2,325)	73,970	(76,079)	(5)	(2,109)
Income tax expense	3,597	269	(6)	3,866	14,261	(357)	(6)	13,904
Net income (loss)	(19,900)	(93,415)		(113,315)	54,010	(75,722)		(21,712)
Net (income) loss attributable to noncontrolling interest	322	(172)		150	(1,384)	—		(1,384)
Net income (loss) attributable to ION	$(19,578)	$(93,587)		$(113,165)	$52,626	$(75,722)		$(23,096)
Net income (loss) per share:
Basic	$(0.12)			$(0.69)	$0.32			$(0.14)
Diluted	$(0.12)			$(0.69)	$0.32			$(0.14)
Weighted average number of common shares outstanding:
Basic	164,672			164,672	164,021			164,021
Diluted	164,672			164,672	164,326			164,021

(1)	Represents severance charges related to the third quarter 2015 restructurings.

(2)	Represents a gain on disposal of the Company’s Denver land processing operations in the third quarter 2015.

(3)	In addition to note (1) , the nine months ended September 30, 2015 includes severance and facility charges related to the first half 2015 restructurings.

(4)	In addition to note (2), the nine months ended September 30, 2015 includes an additional partial reduction in the WesternGeco legal contingency from the second quarter 2015.
(5) The nine months ended September 30, 2014 was impacted by the first quarter reduction of $69.6 million in the WesternGeco legal contingency, in addition to a second quarter non-recurring gain on the sale of the marine source product line of $6.5 million (before tax).
(6) As the Company maintains a valuation allowance for substantially all its deferred tax assets, a majority of these special items have no associated net tax effect.